Exhibit 99.1

FOR FURTHER INFORMATION:

DFR Contact:	Financial Relations Board:	CIFC Contact:
Dan Hattori	Leslie Loyet	Nga Tran
Ph: (773) 380-1688	Ph: (312) 640-6672	Ph: (212) 624-1204

FOR IMMEDIATE RELEASE

TUESDAY, DECEMBER 21, 2010

DEERFIELD CAPITAL TO MERGE WITH

COMMERCIAL INDUSTRIAL FINANCE CORP.

CHICAGO and NEW YORK — December 21, 2010 — Deerfield Capital Corp. (NASDAQ: DFR) (“DFR”) and Commercial Industrial Finance Corp. (“CIFC”) today announced their entry into a definitive agreement pursuant to which CIFC will merge with DFR.  Following consummation of the merger, Peter Gleysteen, the Chief Executive Officer of CIFC, will become the Chief Executive Officer, and Jonathan Trutter, the Chief Executive Officer of DFR, will become Vice Chairman of the combined company, which will have its headquarters in New York and maintain operations in Chicago. The merger, which is subject to various closing conditions, including approval by DFR’s stockholders, is expected to close in the first part of 2011.

DFR, through its subsidiaries, Deerfield Capital Management LLC and Columbus Nova Credit Investments Management, LLC, is a Chicago-based investment manager with approximately $9.4 billion of assets under management (“AUM”) as of December 1, 2010, including approximately $5.5 billion in collateralized loan obligations (“CLOs”).  Bounty Investments, LLC, an investment vehicle managed by Renova U.S. Management LLC (“Columbus Nova”), currently owns approximately 40% of the outstanding common stock of DFR.  Columbus Nova has signed a voting agreement supporting the merger.

CIFC is a New York-based investment manager specializing in leveraged loan credit products with approximately $6.2 billion of AUM as of December 1, 2010, including CLO assets recently acquired from an affiliate of Primus Guaranty, Ltd.  CIFC is currently owned by CIFC Parent Holdings LLC (“CIFC Parent Holdings”), which is majority-owned by funds managed by Charlesbank Capital Partners LLC, a private equity firm based in Boston (“Charlesbank”).

As consideration for the merger, CIFC Parent Holdings will receive (i) 9,090,909 shares of newly-issued DFR common stock and (ii) $7.5 million in cash in three equal installments, plus certain other consideration set forth in the agreements governing the merger.

Material benefits of the merger include:

•                  Significant advantages of scale, synergies and market positioning with a leading track record

•                  Combined AUM of approximately $15.6 billion, including CLO AUM of $11.7 billion

•                  Improved profitability, cash flow and financial strength

Commenting on the transaction, Jonathan Trutter said, “The combination of DFR and CIFC will create one of the world’s largest structured credit and leveraged finance investment managers.  Combining the two companies will allow management to focus on implementing the best attributes from both companies.  I look forward to working with Peter in growing this premier investment platform.”

Also commenting on the transaction, Peter Gleysteen said, “The combined company will be well-positioned for growth at a point of newly expanding opportunities for credit based asset management products, particularly loans. It will have a highly differentiated investment model, ample resources and a top track record. While building deeper distribution channels to investors for its products will be a key factor for growth, unrelenting focus on credit selection, investment performance and stewardship of client capital will continue to be our top priorities. Jonathan and I share a vision for building a leading credit asset management company and creating significant shareholder value. We are excited for the future.”

Following the merger: (i) CIFC Parent Holdings will own 36.9%, Columbus Nova will own 35.2%, and public stockholders and management will own 27.9% of DFR’s common stock based on the number of shares expected to be outstanding after the merger and assuming the conversion of the Senior Subordinated Convertible Note owned by Columbus Nova; (ii) DFR will elect to be a Controlled Company under applicable NASDAQ Marketplace Rules; and (iii) DFR’s board of directors will be expanded to eleven members and will include three members designated by CIFC Parent Holdings, three members designated by Columbus Nova, three independent directors, as well as Messrs. Gleysteen and Trutter.

Advisors to the special committee of the DFR board of directors included Natixis North America LLC, TM Capital Corp. and Weil, Gotshal & Manges LLP.  Charlesbank, CIFC and Columbus Nova were advised on legal matters by Goodwin Procter LLP; Milbank, Tweed, Hadley & McCloy LLP; and Latham & Watkins LLP, respectively.

About Deerfield Capital Corp.

DFR, through its subsidiaries, Deerfield Capital Management LLC (“DCM”) and Columbus Nova Credit Investments Management, LLC, is a top-performing credit asset management firm with a focus on leveraged bank loans, high yield bonds, residential mortgage backed securities, government securities and asset backed securities.  The merger with CIFC will increase the company’s consolidated AUM to approximately $15.6 billion.  DCM is an SEC-registered investment adviser.

About CIFC

CIFC is a premier corporate credit asset management business, combining the best credit practices of banks and asset managers, with $6.2 billion in AUM across 14 CLOs and other funds.  CIFC is a proactive, fundamentals-based manager with best-in-class processes and controls, high transparency to investors and a proprietary credit technology platform. CIFC is an SEC-registered investment adviser.

DFR investor questions should be directed to Dan Hattori at (773) 380-1688 or dhattori@deerfieldcapital.com, and CIFC investor questions should be directed to Nga Tran at (212) 624-1204 or ntran@cifc.com.

Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  These include statements regarding future results or expectations and can generally be identified by the use of words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words.  Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made.  Forward-looking statements are predictions as to future facts and conditions, the accurate prediction of which is difficult and involve the assessment of events beyond the control of DFR and its subsidiaries.  Caution must be exercised in relying on forward-looking statements.  Due to known and unknown risks, including the risk that the assumptions on which the forward-looking statements are based prove to be inaccurate, actual results may differ materially from expectations or projections.  For example, there can be no assurance that DFR will be able consummate the merger with CIFC or that DFR will realize the expected benefits of the merger.  For additional information regarding risks that may cause DFR’s actual results to differ materially from those described in the forward-looking statements, see DFR’s Annual Report on Form 10-K for the year ended December 31, 2009, DFR’s Quarterly Reports on Form 10-Q and other public filings with the Securities and Exchange Commission.  Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements. DFR does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this press release, except as may be required by applicable securities laws.